FORM 5
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).
[ ]Form 3 Holdings Reported
[x]Form 4 Transactions Reported

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

           ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Siegel      Herbert               J.     |    Symbol
(Last)      (First)             (Middle) |
                                         |    Chris-Craft Industries, Inc.
    767 Fifth Avenue, 46th Floor         |    (CCN)
             (Street)                    | ------------------------------------
                                         | 3. IRS or Social Security Number of
New York         NY               10153  |    Reporting Person (Voluntary)
(City)        (State)             (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   12/00                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
   x  Director         x  10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
        Chairman and President      |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially        Direct (D) or   Beneficial
                                                                of (D)             Owned at End        Indirect (I)    Ownership
                                                                                   of Issuer's
                                                                                   Fiscal Year
                                                                      (A)
                                                                       or
                                             Code    V      Amount    (D)  Price
Common Stock              04/27/00           G              100       D    --
                          04/27/00           G              100       D    --
                          04/27/00           G              100       D    --
                          04/27/00           G              100       D    --
                          05/09/00           G              100       D    --
                          10/31/00           G              100       D    --
                          10/31/00           G              100       D    --
                          10/31/00           G              100       D    --
                          10/31/00           G              100       D    --
                          10/31/00           G              100       D    --
                          10/31/00           G              100       D    --
                          10/31/00           G              100       D    --
                          10/31/00           G              100       D    --
                          10/31/00           G              100       D    --
                          10/31/00           G              100       D    --
                          11/07/00           G              100       D    --
                          11/07/00           G              100       D    --
                          11/07/00           G              100       D    --
                          11/07/00           G              100       D    --
                          11/07/00           G              100       D    --
                          11/07/00           G              100       D    --
                          11/07/00           G              100       D    --       6395

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

FORM  5 (Continued)         Table II-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned (e.g. puts,
                                    calls, warrants, options, convertible
                                    securities)

 1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code            Derivative         Exercisable
    Security           of Derivative        (Month/                        Securities         and Expiration
                       Security             Day/Year)                     Acquired (A) or     Date
                                                                          Disposed of (D)     (Month/Day/Year)
                                                                          (A)      (D)        Date        Expiration
                                                           Code V                             Exercisable Date


7.Title and           8.Price of             9.Number of            10.Ownership     11.Nature
  Amount of             Derivative             Derivative              Form of          of
  Underlying            Security               Securities              Derivative       Indirect
  Securities                                   Beneficially            Security:        Beneficial
                                               Owned at End            Direct (D)       Ownership
                                               of Year                 or
                                                                       Indirect (I)
            Number
Title       of Shares


Explanation of Responses:


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       /s/Herbert J. Siegel                  January 11, 2001
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date